EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of and is effective this 9th day of May, 2018, by and between Bluegreen Vacations Corporation, a Florida corporation (the “Company”), and Shawn B. Pearson (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive as described herein and the Executive wishes to accept such employment on the terms and conditions set forth in this Agreement;

WHEREAS, by virtue of the Executive’s position with the Company, the Executive has had and will continue to have regular access to and use of the Company’s confidential information and trade secrets, and the Company has a legitimate interest in protecting its confidential information and trade secrets by prohibiting the Executive from assisting, whether directly or indirectly, a competitor of the Company for a reasonable period after the termination or expiration of the Executive’s employment for any reason; and

WHEREAS, concurrently with the execution of this Agreement, the Executive and the Company are entering into a Non-Compete, Non-Disclosure, Non-Solicitation Agreement which is attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

l.  Employment.  Conditioned upon the Executive’s authorization to work for the Company in the United States, the Company agrees to employ the Executive as its President and Chief Executive Officer, and the Executive shall perform services for and continue in the employment of the Company commencing on the Effective Date.  Executive acknowledges and agrees that he is an “employee at will.”  Nothing in this Agreement shall be construed or interpreted as an employment agreement for a definite term.  Accordingly, the Executive’s employment with the Company is for an indefinite period and may be terminated by either the Executive or the Company at any time and for any reason.

2.  Position and Duties.  The Executive shall serve the Company in the capacity of President and Chief Executive Officer of the Company and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity as may from time to time be prescribed by the Chairman or the Board of Directors of the Company (the “Board”).  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company and, if requested, its affiliates.

3.  Compensation.

(a)Salary.  The Executive shall receive an initial base salary (the “Salary”) payable at the rate of $950,000 per annum.  The Salary may be adjusted upward from time to time by the Compensation Committee of the Board of Directors of Bluegreen Vacations Corporation (the “Compensation Committee”),  provided,  however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be paid biweekly or in accordance with the Company’s then current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)Incentive Bonus.  During his employment, the Executive may receive a targeted incentive bonus (the “Incentive Bonus”) for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined at the end of the applicable fiscal year by the Compensation Committee. The amount of the Incentive Bonus shall be determined by the Compensation Committee in accordance with the Company’s executive bonus plan then in effect.  For calendar year 2018, the amount of Executive’s Incentive Bonus shall be calculated in accordance with the minutes and exhibits thereto of the Compensation Committee meeting dated March  9, 2018.  Executive must be employed on the date on which the Incentive Bonus is paid to be entitled to payment of the Incentive Bonus. The Incentive Bonus shall, subject to all applicable laws and regulations, be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)Incentive Compensation through Participation in Executive Leadership Incentive Program (“ELIP”).  Executive shall be eligible to participate in the Company’s incentive compensation program which is encompassed in the ELIP.  The ELIP will be based on the achievement of predetermined individual and/or company performance. The document comprising the ELIP shall govern Executive’s participation in the program.

(d)Signing Bonus.  Within thirty (30) days of his execution of this Agreement, Executive shall receive $300,000 of the 2018 Incentive Bonus, less applicable taxes, (the “Signing Bonus”).  The Signing Bonus will be applied against Executive’s 2018 Incentive Bonus, if the Incentive Bonus for 2018 equals or exceeds $300,000.  If the Executive’s Incentive Bonus for 2018 is less than $300,000, Executive shall retain the full amount of the Signing Bonus in lieu of the 2018 Incentive Bonus.

(e)Discretionary Bonuses.  Executive shall be eligible to participate in any other discretionary bonuses as the Compensation Committee, in its sole discretion, makes available to executives of the Company, including but not limited to any long-term incentive “bridge” bonus.

(f)Expenses.  During his employment, the Executive shall be entitled to receive reimbursement for all documented, reasonable out-of-pocket business expenses incurred by him on behalf of the Company in accordance with the Company’s then current policies.

(g)Benefits.  During Executive’s employment,  to the extent it is commercially available, the Company shall provide Executive with expatriate (1) medical, dental, and vision insurance for Executive and his family, (2) life insurance, (3) accidental death and disability insurance, (4) long term disability insurance, and (5) short term disability insurance, in addition to the benefits identified in subsection 3(h), below.  The amount the Company pays for Executive’s expatriate medical, dental and vision insurance plans shall not exceed the amount the Company pays on behalf of other executive employees for their group health, dental, and vision benefits.  In accordance with the Company’s policies in effect from time to time, the Executive shall also be entitled to Paid Time Off (“PTO”) as well as all paid holidays given by the Company to its employees, but in no event shall Executive be entitled to less than five (5) weeks of PTO per fiscal year.

(h)Automobile, Travel and Housing Allowance. During his employment, the Executive shall be entitled to receive the following additional benefits:

i.

Automobile:  The Company shall directly pay the financing entity for Executive’s lease of a personal automobile for use in the United States.  This payment shall be made “net of taxes,” as defined below, on a monthly basis to the financing entity and the Executive.

ii.

Travel:  The Company shall reimburse Executive, on a monthly basis, for all documented, reasonable out-of-pocket commuting expenses to and from his residence in Canada, in accordance with the Company’s then current policies and subject to required withholdings and deductions.    This payment shall be made “net of taxes,” as defined below.

iii.

Housing:  The Company shall reimburse Executive up to $5,285, “net of taxes,” as defined below, per month for documented, out-of-pocket expenses for his Florida residence, in accordance with the Company’s then current policies and subject to required withholdings and deductions. This benefit is intended to reimburse Executive for housing expenses such as rent, mortgage, taxes and insurance.

iv.

Tax Payment.  With respect to any amount or benefit payable to Executive that is “net of taxes,” the Company shall pay to Executive at the same time as payment of the amount provided for above an additional amount equal to the sum of all then applicable federal, state, and local income and employment taxes (U.S. and Canada)(“Taxes”) anticipated to be due with respect to the payments or benefits provided above, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all Taxes) on such payments or benefits and on any payments under this  Section  3(h)(iv) as if no Taxes had been imposed on the payment or benefit (with all such payments referred to as “Pre-Paid Taxes”).  The marginal tax rate used to determine the amount of Pre-Paid Taxes shall be the highest marginal rate in effect for the year in question (currently, with respect to U.S. taxes, 38.45%, and with respect to Canadian taxes, an additional 15.08%).  Payments to Executive under this Section 3(h)(iv) shall be categorized in Employer’s payroll records as attributable to U.S. taxes or Canadian taxes, as appropriate.

v.

Review and Reconciliation.    Within 30 days after Executive files his U.S. and Canadian tax returns for a year, Executive shall submit to the CPA firm of Company’s choosing copies of all his federal, state, and local income tax returns (U.S. and Canada) for that year, which CPA firm will determine if the total amount of Pre-Paid Taxes the Company paid to Executive during the immediately preceding year was less than, equal to or greater than Executive’s total actual Taxes due on such amounts or benefits.  The amounts of Pre-Paid Taxes shall be determined in the aggregate, regardless of to which country they are shown in Employer’s payroll records as attributable, and the total actual Taxes paid shall be determined in the aggregate, regardless of to which country paid. If the amount of Pre-Paid Taxes  was less than the actual Taxes due on such amounts or benefits, the Company will pay the difference to Executive within 15 days of the CPA’s determination and in any case no later than the end of the year after the year in which Executive remits the Taxes to the taxing authority, which payment also will be made “net of taxes” and considered under Section 3(h)(iv) for the year of payment.  If the amount of Pre-Paid Taxes was greater than the actual Taxes due on such amounts or benefits, the Executive will pay the difference to the Company within 15 days of the CPA’s determination.  For purposes of this determination, Executive’s Taxes shall be determined only with reference to amounts or benefits paid or provided to Executive by the Company and will not take into account Executive’s and/or his spouse’s personal investment income or losses, or other personal services income.

vi.

Executive Responsible for Taxes.    The Company will withhold and remit to the United States Treasury all employment taxes and wage withholding amounts for which it is responsible under U.S. tax laws.  Executive is responsible for calculation and payment of all Taxes due in any jurisdiction to which he owes Taxes, including making advance or estimated tax payments or determining the amount of wage withholding to apply to payments due to him under this Agreement.  Company is not responsible for calculating Executive’s Taxes or advising about his Taxes in any jurisdiction.

4.  Termination and Compensation Thereon.

(a) Termination Date. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” shall mean the date on which the Executive ceases to be employed by the Company for any reason.

(b)Death.  The Executive’s employment shall terminate upon his death.  In such event, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for: (i) the monthly benefits set forth in Section 3(h)(i) and (ii) (automobile and housing), which amount shall be paid by the Company to the Executive’s surviving spouse, if any, for the lesser of (a) 12 months after the Termination Date; or (b) as long as the surviving spouse maintains a Florida residence; and (ii) unpaid Salary and benefits accrued through the Termination Date which amount shall be paid by the Company to the Executive’s surviving spouse, if any, or surviving children, by representation, if any, or to the Executive’s estate, by no later than thirty (30) days after the Termination Date or as soon thereafter as practical upon determining the recipient of the payment, except as provided in the next sentence.  For purposes of this Section, any payment due under Section 3(h)(v) for any period before the Termination Date shall be considered a “benefit accrued through the Termination Date” and shall be paid if and when required under Section 3(h)(v).

(c)Incapacity.  The Company may terminate Executive’s employment, in its sole discretion, on account of Executive’s “Incapacity.”  For purposes of this Agreement, “Incapacity” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without a  reasonable accommodation, for ninety (90) days out of any three hundred sixty-five (365) day period.  Upon termination for Incapacity, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for (i) the monthly benefits set forth in Section 3(h)(i) and (ii) (automobile and housing), which amount shall be paid by the Company to the Executive for the lesser of (a) 12 months after the Termination Date; or (b) as long as the Executive is authorized to remain in the United States and occupies the Florida residence; and (ii) unpaid Salary and benefits accrued through the Termination Date which amount shall be paid by the Company to the Executive by no later than thirty (30) days after the Termination Date, except as provided in the next sentence.  For purposes of this Section, any payment due under Section 3(h)(v) for any period before the Termination Date shall be considered a “benefit accrued through the Termination Date” and shall be paid if and when required under Section 3(h)(v).

(d)Termination by the Company for Cause; Resignation by the Executive without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason (other than for Good Reason, as defined below), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date which amount shall be paid by the Company to the Executive by no later than thirty (30) days after the Termination Date, except as provided in the next sentence. For purposes of this Section, any payment due under Section 3(h)(v) for any period before the Termination Date shall be considered a “benefit accrued through the Termination Date” and shall be paid if and when required under Section 3(h)(v).

(i) For purposes of this Agreement, “Cause” shall mean (a) the Executive’s failure or refusal to perform his duties in material compliance with the duties set forth in this Agreement after the Company has provided Executive with at least 30-days written notice of the duties not performed in order for Executive to have an opportunity to cure; (b) the Executive’s failure to comply with any valid and legal directive of the Chairman or the Board of Directors of the Company that is consistent with his duties as President and Chief Executive Officer after the Company has provided Executive with at least 30-days written notice of the directive with which Executive did not comply in order for Executive to have an opportunity to cure; (c) Executive’s engagement in misconduct or bad faith which could reasonably be expected to materially harm the

Company’s business or reputation; (d) the Executive’s engagement in dishonesty, illegal conduct, immoral conduct, misconduct, negligence, violence or threat of violence which is or could reasonably be injurious to the Company or any direct or indirect subsidiary of the Company; (e) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;  (f) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (g) the Executive’s violation of a material policy of the Company, including but not limited to policies prohibiting discrimination, harassment, and bullying in the workplace; (h) the Executive’s engagement in any prohibited activity or competitive activity in violation of the Restrictive Covenants Agreement; (i) the Executive’s  material breach of any material obligation under this Agreement or any other written agreement between the Executive, on the one hand, and the Company or any direct or indirect subsidiary of the Company, on the other hand; (j) the Executive’s willful and knowing violation of any rules or regulations of any governmental and regulatory body, which is reasonably likely to be materially injurious to the interests of the Company, any director or affiliate of the Company; (k) substance abuse by the Executive which is repeated after written notice to the Executive identifying such abuse, or (l) revocation or expiration of the Executive’s authorization to work for the Company in the United States.

(ii) For purposes of this Agreement, “Good Reason” shall mean any of the following events, which continues for more than thirty (30) days after the Executive’s written notice to the Company thereof: (A) Executive’s position, powers, duties and responsibilities under Section 2 above are materially reduced without his written agreement, or (B) Executive’s compensation and benefits payable are and continue to be eliminated or materially reduced without his written agreement.  Unless the Executive gives the Company a written notice setting forth the basis of the occurrence of the Good Reason event in reasonable detail within ninety (90) days of the Executive’s knowledge of the event which, after any applicable notice and the lapse of the 30-day cure period set forth above, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(e)Termination Without Cause; Termination for Good Reason.  The Company may terminate the Executive’s employment hereunder at any time without Cause, and the Executive may terminate his employment hereunder at any time for Good Reason. In such event, in addition to Executive’s Salary and benefits accrued through the Termination Date and any amount due under Section 3(h)(v), the Company shall pay to the Executive (i) salary continuation, in accordance with the Company’s regular payroll practices, for a period of eighteen (18) months at the Executive’s then current Salary and (ii) 1.5 times the average of the actual annual Incentive  Bonuses paid to Executive, if any, calculated with reference to the two years immediately prior to the calendar year in which the Executive’s employment is terminated, to be paid out at the same time as the salary continuation (with the amounts at (i) and (ii) collectively referred to as the “Salary Severance”), provided that prior to any payment of Salary Severance and within 30 days following the date of Termination of Employment, the Executive must sign a  waiver and release agreement and reaffirmation of the Restrictive Covenants Agreement and such waiver and release shall become effective and irrevocable.  If the waiver and release does not become effective and irrevocable with such 30-day period, the Company shall have no further obligations pursuant to this Section 4(e) or 4(f).    Further, if any Salary Severance is subject to Section 409A, as defined below, and the 30-day period begins in one tax year and ends in another tax year, payment of Salary Severance payments will not start until expiration of the 30-day period.

(f)Benefit Provisions.  If the Executive’s employment is terminated pursuant to Section 4(e) and Executive was covered before termination by an expatriate medical, dental, and vision insurance plan or plans, the Company will pay Executive an amount equal to 18 months of premiums for the expatriate health, dental and vision plan or plans for Executive (and Executive shall be responsible for the cost of premiums for his family members) less the monetary equivalent of the required contribution for comparable coverage by active employees under the Company’s group health plan, reduced by applicable taxes. (the “Benefit Severance” and, together with the Salary Severance, the “Severance Package”); provided that (i) prior to any payment of Benefits Severance and within 30 days following the date of Termination of Employment, the Executive signs a waiver and release agreement and reaffirmation of the Restrictive Covenants Agreement and such waiver and release becomes effective and irrevocable and (ii) payment under this Section 4(f) will continue only for so long as Executive resides in the United States.  Further, if any Benefit Severance is subject to Section 409A, as defined below, and the 30-day period begins in one tax year and ends in another tax year, payment of Benefits Severance payments will not start until expiration of the 30-day period.

(g)  Termination - Change of Control.  If the Company terminates Executive’s employment because of, or incidental to, a Change of Control, and in any case no more than one (1) year following the Change of Control, the Company shall pay to the Executive,  in addition to Executive’s Salary and benefits accrued through the Termination Date and any amount due under Section 3(h)(v), (i)  a lump sum payment equal to two (2) times the Salary then in effect as of the Termination Date and (ii) Executive’s average annual Incentive Bonus, if any, calculated with reference to the two years immediately prior to the calendar year in which the Executive’s employment is terminated (with the amounts at (i) and (ii) collectively referred to as the “Change of Control Severance Payment”). The Change of Control Severance Payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Executive must sign a waiver and release agreement and reaffirmation of the Restrictive Covenants Agreement and such waiver and release shall become effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the date sixty (60) days following the Termination Date, the Company shall have no further obligations pursuant to Section 4(g). If the sixty (60) day period begins in one tax year and ends in another tax year, payment of the Change of Control Severance will not be made until expiration of the 60-day period.  The Change of Control Severance Payment shall be in lieu of any Salary Severance and Benefit Severance under Sections 4(e) and 4(f) of this Agreement.

(h)Change of Control Defined.  “Change of Control”  shall mean the occurrence of any of the following:

i.  a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

ii.  the sale of all or substantially all of the Company's assets.

Provided, however, that in no event shall a Change of Control be deemed to occur if BBX Capital Corporation, its affiliates or the controlling shareholders of BBX Capital Corporation may be deemed to control the Company.

5.  Amendment and Waiver.  This Agreement may be amended or modified in whole or in part at any time only by a writing signed by all of the parties hereto.  Any term, condition or provision of this Agreement may be waived at any time solely in a writing executed by the party which is entitled to the benefits thereof.  Any such waiver shall not constitute a waiver of any of the waiving party’s other rights or remedies or of any other or future breach, violation or default hereunder.

6.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by email the email address provided in writing by the receiving party or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

Alan B. Levan,  Chairman

Bluegreen Vacations Corporation

c/o BBX Capital Corporation

401 E. Las Olas Boulevard

Suite 800

Fort Lauderdale, Florida 33301

Email: alevan@bbxcapital.com

If to the Executive, to him at

Shawn B. Pearson

President and CEO

Bluegreen Vacations Corporation

4960 Conference Way North

Suite 100

Boca Raton, FL 33432

Email: shawn.pearson@bluegreenvacations.com

7.  Entire Agreement.  This Agreement and the Restrictive Covenants Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

8.  Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of this Agreement.

9.  Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced, and governed under the laws of said State, without regard for, or consideration of, any conflicts of law principles.  Each party to this Agreement (i) hereby irrevocably submits to the exclusive jurisdiction of, and agrees that any suit shall be brought only in, the state and federal courts located in Broward County, Florida for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts is improper, or that this Agreement may not be enforced in or by such court.

11.  Withholding.  All payments required to be made by Company hereunder to the Executive will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.  All payments and benefits provided under this Agreement that are required pursuant to the Internal Revenue Code to be treated as taxable compensation will be reported on Executive’s Form W-2 for the year the payment or benefit is provided and as reasonably determined by the Company to be required by law.  The Company will deduct Executive-level withholding taxes required with respect to such payments and benefits either from those payments or from other payments made to Executive.

12.  Section 409A.  If and to the extent that any compensation or benefits provided under this Agreement constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any regulations and guideline issued thereunder (“Section 409A”), this Agreement is intended to comply, and shall be interpreted consistently, with Section 409A so as to not result in accelerated taxation and/or tax penalties under Section 409A.    Notwithstanding anything in this Agreement to the contrary, if and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, any payment required to be paid hereunder on account of termination of Executive’s employment shall be made only in connection with Executive’s “separation from service” within the meaning of Section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if Executive’s separation from service occurs when Executive is a “specified employee” (as defined under Section 409A), amounts that otherwise would be payable and benefits that otherwise would be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service or, if earlier, Executive’s date of death.  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.   To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during a year may not affect amounts reimbursable or provided in a subsequent year.  The timing of any payment under the Severance Package may be adjusted only in accordance with Section 409A.  The Company makes no representation that any or all of the payments provided for in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of noncompliance with Section 409A.

13.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

14.  Indemnification.  In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Company or any of its affiliates, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under Florida law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees).

15.  Assignment.  This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16.Notification to Subsequent Employer.  When the Executive’s employment with the Company expires or terminates for any reason, the Executive agrees to notify any subsequent employer of the terms of the Restrictive Covenants Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer.

17.  Survival.  The obligations of the Executive pursuant to the Restrictive Covenants Agreement (where applicable) and the entitlements of the Executive and obligations of the Company pursuant to Section 4 of this Agreement, shall each survive any termination or expiration of this Agreement, or any termination, resignation or other cessation of the Executive’s employment, as the case may be.

18.  Further Assurances.  Each of the parties to this Agreement shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions and cause to be done and performed all such further and other acts and things as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and any other agreement being executed and delivered in connection with the transactions contemplated by this Agreement.

19.  Construction.  Unless the context otherwise requires, (a) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) “or” is disjunctive but not necessarily exclusive, (d) words in the singular include the plural and vice versa, (e) words of any gender include each other gender, (f) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, and (g) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

20.  No Other Obligations of Executive.  With the exception of Executive’s employment agreement and LTIP agreement with Renin Canada Corp.,  Executive represents and warrants to the Company that he is not a party to and is not subject to any contract, agreement, arrangement or restrictive covenant, and has not previously executed any documents whatsoever with any other person or entity, that will, in any manner, prevent the Company from receiving the benefit of Executive’s services contemplated under this Agreement.

21.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.  Independent Counsel.  THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED, AND HAS BEEN GIVEN AMPLE OPPORTUNITY,

TO HAVE THIS AGREEMENT REVIEWED ON THE EXECUTIVE’S BEHALF BY INDEPENDENT LEGAL COUNSEL OF THE EXECUTIVE’S OWN CHOOSING.

23.    Non-Disparagement.

(i)    Executive agrees and covenants that he will not at any time during or after the term of this Agreement make, publish or communicate to any individual or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, directors, shareholders, and existing and prospective customers, suppliers, investors and other associated third parties.

(ii) Neither the Company nor any member of the executive management of the Company or any of its direct and indirect subsidiaries will at any time during or after the term of this Agreement make, publish or communicate to any individual or entity or in any public forum any defamatory remarks, comments, or statements concerning Executive.

24.    Prevailing Party.  In any proceeding by any party to this Agreement against the other party to enforce or interpret the terms and provisions of this Agreement, the successful party shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE:
/S/ Shawn B. Pearson
SHAWN B. PEARSON

COMPANY: Bluegreen Vacations Corporation
By:	/S/ Alan B. Levan
Name:	Alan B. Levan
Title	Chairman